Merrill Lynch Mortgage Investors Trust

Series MLCC 2005-3

Mortgage Pass-Through Certificates

Wells Fargo Bank, N.A.

Master Servicer and Securities Administrator

_____________________

Supplement dated November 22, 2005

to

Prospectus Supplement dated October 31, 2005

to

Prospectus dated August 26, 2005

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated October 31, 2005.

The fourth full paragraph under the section entitled “Description of the Certificates—Principal Distributions on the Senior Certificates” on p. 102 of the Prospectus Supplement shall be amended by deleting such paragraph in its entirety and replacing it with the following paragraph:

In addition, on any Distribution Date prior to the Distribution Date occurring in November 2008, if the current weighted average of the Subordinate Percentages is equal to or greater than two times the initial weighted average of the Subordinate Percentages, and (a) the outstanding principal balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure or bankruptcy and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the Subordinate Percentage for that Distribution Date times the aggregate Stated Principal Balance of the Mortgage Loans, does not exceed 50% and (b) cumulative Realized Losses on the Mortgage Loans do not exceed 20% of the initial Subordinate Percentage times the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, then, in each case, the related Senior Accelerated Distribution Percentage for such Distribution Date will equal the related Senior Percentage plus 50% of the related Subordinate Percentage. On any Distribution Date on or after the Distribution Date occurring in November 2008, if the current weighted average of the Subordinate Percentages is equal to or greater than two times the initial weighted average of the Subordinate Percentages, and (a) the outstanding principal balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure or bankruptcy and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the Subordinate Percentage for that Distribution Date times the aggregate Stated Principal Balance of the Mortgage Loans, does not exceed 50% and (b) cumulative Realized Losses on the Mortgage Loans do not exceed 20% of the initial Subordinate Percentage times the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, then, in each case, the related Senior Accelerated Distribution Percentage for such Distribution Date will equal the related Senior Percentage (such test, the “Two-Times Test”).

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Mortgage Pass-Through Certificates, Series MLCC 2005-3 and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Mortgage Pass-Through Certificates, Series MLCC 2005-3 will be required to deliver a supplement, prospectus supplement and prospectus for ninety days following the date of this supplement.

Merrill Lynch & Co.